Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Reports 20% Increase in Fourth Quarter Normalized FFO Per Share

MURFREESBORO, Tenn. – (February 17, 2011) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”) and net income for the three months and year ended December 31, 2010.

2010 Highlights

• Normalized FFO improved to $2.76 per basic and diluted common share compared with $2.33 in 2009

• Funded and made commitments totaling $141,420,000 in leaseback transactions, mortgage loans and a construction loan involving health care real estate

• Closed on a new $100 million credit facility in November, expandable to $200 million, to fund new investments

Financial Results

Normalized FFO for the three months ended December 31, 2010 was $20,031,000, or $0.72 per basic and diluted common share, compared with $16,650,000, or $0.60 per basic and diluted common share, for the same period in 2009.  Normalized FFO for the three months ended December 31, 2010 excludes $378,000 in certain adjustments.  Normalized FFO for the three months ended December 31, 2009 excludes $1,944,000 in gains and recoveries of previous write-downs on the sale of marketable securities.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended December 31, 2010 was $19,653,000, or $0.71 per basic and diluted common share, compared with $18,594,000, or $0.67 per basic and diluted common share, for the same period in 2009.  Net income for the three months ended December 31, 2010 was $16,955,000, or $0.62 and $0.61 per basic and diluted common share, respectively, compared with net income of $16,291,000, or $0.59 and $0.58 per basic and diluted common share, respectively, for the same period in 2009.

Normalized FFO for the year ended December 31, 2010 was $76,483,000, or $2.76 per basic and diluted common share, compared with $64,341,000, or $2.33 per basic and diluted common share, for 2009.  Normalized FFO for 2010 excludes the collection of past due rent of $1,520,000, recoveries of previous write-downs of $573,000, expenses of $378,000 related to an abandoned capital offering and certain other adjustments of $248,000.   Normalized FFO for 2009 excludes the collection of past due rent and interest from two customers of $2,654,000, recoveries of previous writedowns and gains of $3,480,000, the recognition into income of deferred credits totaling $1,493,000 and other adjustments totaling $626,000.

FFO for 2010 was $77,950,000 or $2.82 and $2.81 per basic and diluted common share, respectively, compared to $72,594,000, or $2.63 per basic and diluted common share, for 2009.  Net income for 2010 was $69,421,000 or $2.51 and $2.50 per basic and diluted share, respectively, compared to $64,229,000, or $2.33 and $2.32 per basic and diluted common share, respectively, for 2009.

2011 Guidance

Based on new investments made in 2010 and the timing of expected investments in 2011, the Company forecasts an increase in normalized FFO for 2011.  The Company’s guidance range for the full year 2011 for net income per diluted share and Normalized FFO per share is set forth and reconciled below:

NHI Fourth Quarter Results

Full-Year 2011 Range
Low – High
Net income per diluted share	$2.49 - $2.54
Plus: real estate depreciation	0.41 - 0.46
Less: gain on sale of real estate	(0.07) - (0.07)
Normalized FFO per diluted share	$2.83 - $2.93

The Company’s guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change.  The Company’s guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast

NHI will host a conference call on Thursday, February 17, 2011, at 1 p.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (212) 231-2902 with the confirmation number, 21509460. The live broadcast of NHI’s quarterly conference call will be available online at www.nhinvestors.com on Thursday, February 17, 2011, at 1 p.m. ET. The online replay will follow shortly after the call and continue for approximately 90 days.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.  Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com ..

-MORE-

NHI Fourth Quarter Results

Reconciliation of Funds From Operations and Normalized Funds From Operations (1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income	$ 16,955	$ 16,291	$ 69,421	$ 64,229
Real estate depreciation in continuing operations	2,660	1,990	10,328	7,112
Real estate depreciation in discontinued operations	38	313	205	1,253
Net gain on sale of real estate	-	-	(2,004)
Funds from operations	$ 19,653	$ 18,594	$ 77,950	$ 72,594
Collection and recognition of past due rent	-	-	(1,520)	(2,654)
(Gains, recoveries) and losses on sales of marketable securities	-	(1,944)	-	(2,403)
Recoveries of previous write-downs	-	-	(573)	(1,077)
Recognition of deferred credits	-	-	-	(1,493)
Expenses related to abandoned capital offering	378	-	378	-
Other items	-	-	248	(626)
Normalized FFO	$ 20,031	$ 16,650	$ 76,483	$ 64,341

Weighted average common shares outstanding:
Basic	27,686,217	27,603,646	27,664,482	27,586,338
Diluted	27,783,517	27,656,684	27,732,959	27,618,300

FFO per share:
Basic	$ 0.71	$ 0.67	$ 2.82	$ 2.63
Diluted	$ 0.71	$ 0.67	$ 2.81	$ 2.63

Normalized FFO per share:
Basic	$ 0.72	$ 0.60	$ 2.76	$ 2.33
Diluted	$ 0.72	$ 0.60	$ 2.76	$ 2.33

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust.  Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO.  The term FFO was designed by the real estate investment trust industry to address this issue.  Our measure may not be comparable to similarly titled measures used by other REITs.  Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs.  Since other REITs may not use our definition of FFO, caution should be exercised when comparing our Company’s FFO to that of other REITs.  FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO certain adjustments that may include, but are not limited to, impairments of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

NHI Fourth Quarter Results

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Rental income	$ 18,025	$ 13,989	$ 71,653	$ 54,012
Mortgage interest income	1,576	2,075	6,743	9,145
	19,601	16,064	78,396	63,157

Expenses:
Depreciation	2,843	2,091	10,986	7,343
Legal	611	681	1,152	1,954
Franchise, excise and other taxes	43	180	637	730
General and administrative	1,299	1,217	7,696	5,255
Loan and realty losses (recoveries)	-	-	(573)	(1,077)
	4,796	4,169	19,898	14,205

Income before non-operating items	14,805	11,895	58,498	48,952
Non-operating income	1,232	3,290	5,191	8,581
Interest expense and amortization of loan costs	(378)	(89)	(1,552)	(175)
Income from continuing operations	15,659	15,096	62,137	57,358

Income from operations - discontinued	1,296	1,195	5,280	6,871
Net gain on sale of real estate	-	-	2,004	-
Income from discontinued operations	1,296	1,195	7,284	6,871

Net income	$ 16,955	$ 16,291	$ 69,421	$ 64,229

Weighted average common shares outstanding:
Basic	27,686,217	27,603,646	27,664,482	27,586,338
Diluted	27,783,517	27,656,684	27,732,959	27,618,300

Earnings per share:
Basic:
Income from continuing operations	$ 0.57	$ 0.55	$ 2.25	$ 2.08
Discontinued operations	0.05	0.04	0.26	0.25
Net income available to common stockholders	$ 0.62	$ 0.59	$ 2.51	$ 2.33

Diluted:
Income from continuing operations	$ 0.56	$ 0.54	$ 2.24	$ 2.07
Discontinued operations	0.05	0.04	0.26	0.25
Net income available to common stockholders	$ 0.61	$ 0.58	$ 2.50	$ 2.32

Dividends declared per common share	$ 0.605	$ 0.65	$ 2.36	$ 2.30

NHI Fourth Quarter Results

Selected Balance Sheet Data
(in thousands)
	December 31, 2010	December 31, 2009
Real estate properties, net	327,654	223,861
Mortgages receivable, net	75,465	94,588
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	2,664	45,718
Marketable securities	22,476	21,322
Assets held for sale, net	36,853	33,420
Borrowings under revolving credit facility	37,765	-
Stockholders' equity	442,500	434,612